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                                                               EXHIBIT 3.01(i)

                            CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION OF
                            CADENCE DESIGN SYSTEMS, INC.

     CADENCE DESIGN SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The name of the Corporation is Cadence Design Systems, Inc. The Corporation was originally incorporated under the name of ECAD, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 8, 1987.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

          The first paragraph of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

          "The corporation is authorized to issue two (2) classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Six Hundred Million Four Hundred Thousand (600,400,000) shares. Six Hundred Million (600,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Four Hundred Thousand (400,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01). As used herein, the term "Common Stock" or "common shares" shall refer to shares of the corporation's Common Stock and the term "Preferred Stock" shall refer to shares of the corporation's Preferred Stock."

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, Cadence Design Systems, Inc. has caused this
Certificate of Amendment to be signed by its Executive Vice President, Chief Financial Officer, and Director and attested to by its Secretary this 13 day of May, 1998.

                                        CADENCE DESIGN SYSTEMS, INC.

                                        By:  /s/ H. RAYMOND BINGHAM
                                             ----------------------

ATTEST:

/s/ R. L. SMITH MCKEITHEN
-------------------------
Secretary